FORM N-8A

                           DB Absolute Return Fund LLC

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   ------------------------------------------

                        Name: DB Absolute Return Fund LLC

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                               31 West 52nd Street
                               New York, NY 10019

               Telephone Number (including area code): 914.331.6334

                Name and address of agent for service of process:

                                 Robert H. Weiss
                            Deutsche Asset Management
                               31 West 52nd Street
                               New York, NY 10019

                            Please send copies of all
                               communications to:

                              Robert W. Helm, Esq.
                                     Dechert
                               1775 Eye Street, NW
                              Washington, DC 20006

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES /X/ NO / /
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of October, 2001.



                            DB ABSOLUTE RETURN FUND LLC




                            By: /s/ John T. Ferguson, Jr.
                                --------------------------------------------
                                Name: John T. Ferguson, Jr.
                                Title: Director and President


Attest: /s/ Alexandra Toohey
        ------------------------------------
Name:   Alexandra Toohey
Title:  Treasurer and
        Principal Financial and Accounting Officer